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Exhibit 99.4

Consent of Greenhill & Co., LLC

        We hereby consent to (i) the use of our opinion letter, dated November 2, 2007, to the Board of Trustees of American Financial Realty Trust ("AFR") as Annex B to the joint Proxy Statement/Prospectus which forms a part of Amendment No. 1 to the Registration Statement on Form S-4 relating to, among other things, the proposed merger of GKK Stars Acquisition Corp. with and into AFR pursuant to the Agreement and Plan of Merger, dated November 2, 2007, by and among Gramercy Capital Corp., GKK Capital LP, GKK Stars Acquisition LLC, GKK Stars Acquisition Corp., GKK Stars Acquisition LP, AFR and First States Group, L.P., and (ii) the references to such opinion in such joint Proxy Statement/Prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the aforementioned Registration Statement.

        In giving such consent, we do not admit and hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Greenhill & Co., LLC
By:	/s/ ULRIKA EKMAN Name: Ulrika Ekman Title: General Counsel and Secretary

January 3, 2008

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  Exhibit 99.4
Consent of Greenhill & Co., LLC